Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No.8 to Form F-1 of our report dated December 16, 2022, with respect to our audit of the consolidated financial statements of Tungray Technologies Inc. and Subsidiaries as of December 31, 2021 and for the year then ended. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

We were dismissed as auditors on December 16, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in this Amendment No. 8 to Form F-1 for the periods after the date of our dismissal.

Friedman LLP

New York, New York

December 8, 2023